1838 INTERNATIONAL EQUITY FUND
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For the period from August 3, 1995 (commencement of operations) through October
31, 1996:



         Cumulative Total Return                     Average Annual Total Return
         -----------------------                     ---------------------------


                (ERV/P)  - 1 = T                      (ERV/P) 1/1.249315 - 1 = T

    ($1,048.51/$1,000)  -  1 = T           ($1,048.51/$1,000) 1/1.249315 - 1 = T

                     0.0485  = T                                      0.0386 = T

                      4.85 % = T                                       3.86% = T

For the fiscal year from October 31, 1995 through October 31, 1996:



         Cumulative Total Return

                (ERV/P)  - 1 = T

    ($1,091.06/$1,000)  -  1 = T

                     0.0911  = T

                      9.11 % = T